Exhibit 99.1

ENTRAVISION COMMUNICATIONS CORPORATION REPORTS

SECOND QUARTER 2019 RESULTS

- Announces Quarterly Cash Dividend of $0.05 Per Share –

SANTA MONICA, CALIFORNIA, August 6, 2019 – Entravision Communications Corporation (NYSE: EVC) today reported financial results for the three- and six-month periods ended June 30, 2019.

Historical results, which are attached, are in thousands of U.S. dollars (except share and per share data). This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each of these non-GAAP financial measures, and a table reconciling each of these non-GAAP financial measures to its most directly comparable GAAP financial measure is included beginning on page 12. Unaudited financial highlights are as follows:

	Three-Month Period			Six-Month Period
	Ended June 30,			Ended June 30,
	2019	2018	% Change	2019	2018	% Change
Net revenue	$69,241	$74,329	(7)%	$133,921	$141,167	(5)%
Cost of revenue - digital media (1)	8,859	11,384	(22)%	16,501	22,009	(25)%
Operating expenses (2)	43,200	43,790	(1)%	85,944	88,117	(2)%
Corporate expenses (3)	6,501	6,266	4%	13,395	12,241	9%
Foreign currency (gain) loss	(82)	(17)	382%	50	196	(74)%

Consolidated adjusted EBITDA (4)	12,579	14,866	(15)%	20,636	21,803	(5)%

Free cash flow (5)	$1,860	$8,937	(79)%	$3,153	$10,550	(70)%

Net income (loss)	$(16,279)	$4,840	*	$(14,855)	$3,033	*

Net income per share, basic and diluted	$(0.19)	$0.05	*	$(0.17)	$0.03	*

Weighted average common shares outstanding, basic	85,359,998	88,959,935		85,728,820	89,635,759
Weighted average common shares outstanding, diluted	85,359,998	90,021,949		85,728,820	90,805,086

(1)

Cost of revenue – digital media consists primarily of the costs of online media acquired from third-party publishers. Media cost is classified as cost of revenue in the period in which the corresponding revenue is recognized.

(2)

For purposes of presentation in this table, the operating expenses line item includes direct operating and selling, general and administrative expenses. Included in operating expenses are $0.1 million and $0.1 million of non-cash stock-based compensation for the three-month periods ended June 30, 2019 and 2018, respectively, and $0.2 million and $0.3 million of non-cash stock-based compensation for the six-month periods ended June 30, 2019 and 2018, respectively. Also for purposes of presentation in this table, the operating expenses line item does not include corporate expenses, foreign currency (gain) loss, depreciation and amortization, impairment charge, gain (loss) on sale of assets, gain (loss) on debt extinguishment, other income (loss) and change in fair value of contingent consideration.

(3)

Corporate expenses include $0.7 million and $1.1 million of non-cash stock-based compensation for the three-month periods ended June 30, 2019 and 2018, respectively, and $1.4 million and $2.1 million of non-cash stock-based compensation for the six-month periods ended June 30, 2019 and 2018, respectively.

(4)

Consolidated adjusted EBITDA means net income (loss) plus gain (loss) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation included in operating and corporate expenses, net interest expense, other income (loss), gain (loss) on debt extinguishment, income tax (expense) benefit, equity in net income (loss) of nonconsolidated affiliate, non-cash losses, syndication programming amortization less syndication programming payments, revenue from FCC spectrum incentive auction less related expenses, expenses associated with investments, acquisitions and dispositions and certain pro-forma cost savings. We use the term consolidated adjusted EBITDA because that measure is defined in the agreement governing our current credit facility (“the 2017 Credit Facility”) and does not include gain (loss) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation, net interest expense, other income (loss), gain (loss) on debt extinguishment, income tax (expense) benefit, equity in net income (loss) of nonconsolidated affiliate, non-cash losses, syndication programming amortization less syndication programming payments, revenue from FCC spectrum incentive auction less related expenses, expenses associated with investments, acquisitions and dispositions and certain pro-forma cost savings.

(5)

Free cash flow is defined as consolidated adjusted EBITDA less cash paid for income taxes, net interest expense, capital expenditures and non-recurring cash expenses plus dividend income, FCC reimbursement for broadcast television repack and revenue from FCC auction for broadcast spectrum less related cash

Entravision Communications

expenses. Net interest expense is defined as interest expense, less non-cash interest expense relating to amortization of debt finance costs, and less interest income.

Commenting on the Company’s earnings results, Walter F. Ulloa, Chairman and Chief Executive Officer, said, “Our second quarter results were impacted by declines in our radio and digital segments compared to the prior year. However, we did achieve growth in our television segment compared to the second quarter of 2018. We continue to maintain a solid balance sheet and return capital to our shareholders through our share repurchase program and dividend. Looking ahead, we remain well positioned to build on our success in further attracting Latino and other audiences worldwide, as we execute our multiplatform strategy to the benefit of our shareholders.”

Quarterly Cash Dividend

The Company announced today that its Board of Directors approved a quarterly cash dividend to shareholders of $0.05 per share of the Company's Class A, Class B and Class U common stock, in an aggregate amount of approximately $4.3 million. The quarterly dividend will be payable on September 30, 2019 to shareholders of record as of the close of business on September 16, 2019, and the common stock will trade ex-dividend on September 13, 2019. The Company currently anticipates that future cash dividends will be paid on a quarterly basis; however, any decision to pay future cash dividends will be subject to approval by the Board.

Impairment of Digital Segment Goodwill

The Company recorded an impairment charge of $22.4 million related to goodwill as a result of an appraisal recently conducted on its digital reporting unit. Due to changes in key personnel in the Company’s digital reporting unit and updated internal forecasts of future performance of the digital reporting unit caused by rapid changes in technology and competition in the digital industry, the Company determined that triggering events had occurred during the second quarter of 2019 that required an interim impairment assessment for its digital reporting unit.

Acquisition of KMBH Serving McAllen, Texas

On July 31, 2019, the Company entered into an agreement with MBTV Texas Valley LLC to acquire television station KMBH-TV, serving the McAllen, Texas area, for $2.9 million.  The transaction, which is subject to customary closing conditions, including the prior consent of the FCC, is currently expected to close in the second half of 2019.

Entravision Communications

Financial Results

Three-Month period ended June 30, 2019 Compared to Three-Month Period Ended

June 30, 2018

(Unaudited)

	Three-Month Period
	Ended June 30,
	2019	2018	% Change
Net revenue	$69,241	$74,329	(7)%
Cost of revenue - digital media (1)	8,859	11,384	(22)%
Operating expenses (1)	43,200	43,790	(1)%
Corporate expenses (1)	6,501	6,266	4%
Depreciation and amortization	4,306	4,019	7%
Change in fair value contingent consideration	(2,735)	(913)	200%
Impairment charge	22,368	-	*
Foreign currency (gain) loss	(82)	(17)	382%
Other operating (gain) loss	(1,597)	(273)	485%

Operating income (loss)	(11,579)	10,073	*
Interest expense, net	(2,697)	(2,962)	(9)%
Dividend income	251	417	(40)%

Income (loss) before income taxes	(14,025)	7,528	*

Income tax benefit (expense)	(2,252)	(2,652)	(15)%
Net income (loss) before equity in net income (loss) of nonconsolidated affiliates	(16,277)	4,876	*
Equity in net income (loss) of nonconsolidated affiliates, net of tax	(2)	(36)	(94)%
Net income (loss)	$(16,279)	$4,840	*

(1)	Cost of revenue, operating expenses and corporate expenses are defined on page 1.

Net revenue decreased to $69.2 million for the three-month period ended June 30, 2019 from $74.3 million for the three-month period ended June 30, 2018, a decrease of $5.1 million. Of the overall decrease, approximately $3.8 million was attributable to our digital segment and was primarily due to declines in both international and domestic revenue.  The decline in revenue is driven by a trend whereby revenue is shifting more to automated self-service platforms, referred to in our industry as programmatic revenue. Additionally, approximately $2.8 million of the overall decrease was attributable to our radio segment and was primarily due to decreases in local and national advertising revenue, as a result in part of ratings declines and changing demographic preferences of audiences, as well as the absence of revenue from the 2018 FIFA World Cup revenue in 2019 compared to 2018. The overall decrease in revenue was partially offset by an increase in our television segment of approximately $1.6 million and was primarily due to an increase in revenue from spectrum usage rights, partially offset by a decrease in local advertising revenue, as a result in part of ratings declines and changing demographic preferences of audiences and a trend for advertising to move increasingly from traditional media, such as television, to new media, such as digital media. The increase in revenue in our television segment was also partially offset by a decrease in political advertising revenue, which is not material in 2019.

Cost of revenue in our digital segment decreased to $8.9 million for the three-month period ended June 30, 2019 from $11.4 million for the three-month period ended June 30, 2018, a decrease of $2.5 million, primarily due to the decrease in revenue in our digital segment and a strategic shift in our digital business designed to focus on generating revenue with lower associated costs to produce higher margins.

Operating expenses decreased to $43.2 million for the three-month period ended June 30, 2019 from $43.8 million for the three-month period ended June 30, 2018, a decrease of $0.6 million. The decrease was primarily due to the decrease in expenses associated with the decrease in revenue a decrease in salary expense, partially offset by an increase in severance expense in our digital segment.

Corporate expenses increased to $6.5 million for the three-month period ended June 30, 2019 from $6.3 million for the three-month period ended June 30, 2018, an increase of $0.2 million. The increase was primarily due to an increase in audit fees.

Impairment charge related to our digital goodwill was $22.4 million for the three-month period ended June 30, 2019. The write-down was pursuant to Accounting Standards Codification (ASC) 350, Intangibles – Goodwill and Other, which requires that goodwill

Entravision Communications

and certain intangible assets be tested for impairment at least annually, or more frequently if events or changes in circumstances indicate the assets might be impaired.

Our historical revenues have primarily been denominated in U.S. dollars, and the majority of our current revenues continue to be, and are expected to remain, denominated in U.S. dollars. However, our operating expenses are generally denominated in the currencies of the countries in which our operations are located, and we have operations in countries other than the U.S., primarily related to the Headway business. As a result, we have operating expense, attributable to foreign currency loss, that is primarily related to the operations related to the Headway business. We had foreign currency gain of $0.1 million for the three-month period ended June 30, 2019. Foreign currency loss was primarily due to currency fluctuations that affected our digital segment operations located outside the U.S., primarily related to our Headway business.

Entravision Communications

Six-Month Period Ended June 30, 2019 Compared to Six-Month Period Ended

June 30, 2018

(Unaudited)

	Six-Month Period
	Ended June 30,
	2019	2018	% Change
Net revenue	$133,921	$141,167	(5)%
Cost of revenue - digital media (1)	16,501	22,009	(25)%
Operating expenses (1)	85,944	88,117	(2)%
Corporate expenses (1)	13,395	12,241	9%
Depreciation and amortization	8,222	7,958	3%
Change in fair value contingent consideration	(2,376)	1,187	*
Impairment charge	22,368	-	*
Foreign currency (gain) loss	50	196	(74)%
Other operating (gain) loss	(3,593)	(295)	1118%

Operating income (loss)	(6,590)	9,754	*
Interest expense, net	(5,268)	(5,447)	(3)%
Dividend income	506	545	(7)%

Income (loss) before income taxes	(11,352)	4,852	*

Income tax benefit (expense)	(3,345)	(1,721)	94%
Net income (loss) before equity in net income (loss) of nonconsolidated affiliates	(14,697)	3,131	*
Equity in net income (loss) of nonconsolidated affiliates, net of tax	(158)	(98)	61%
Net income (loss)	$(14,855)	$3,033	*
(1)	Cost of revenue, operating expenses and corporate expenses are defined on page 1.

Net revenue decreased to $133.9 million for the six-month period ended June 30, 2019 from $141.2 million for the six-month period ended June 30, 2018, a decrease of $7.3 million. Of the overall decrease, approximately $7.5 million was attributable to our digital segment and was primarily due to declines in both international and domestic revenue.  The decline in revenue is driven by a trend whereby revenue is shifting more to automated self-service platforms, referred to in our industry as programmatic revenue. Additionally, approximately $5.0 million of the overall decrease was attributable to our radio segment and was primarily due to decreases in local and national advertising revenue, as a result in part of ratings declines and changing demographic preferences of audiences as well as the absence of revenue from the 2018 FIFA World Cup revenue in 2019 compared to 2018. The overall decrease in revenue was partially offset by an increase in our television segment of approximately $5.3 million and was primarily due to an increase in revenue from spectrum usage rights, partially offset by a decrease in local advertising revenue, as a result in part of ratings declines and changing demographic preferences of audiences and a trend for advertising to move increasingly from traditional media, such as television, to new media, such as digital media. The increase in revenue in our television segment was also partially offset by a decrease in political advertising revenue, which is not material in 2019.

Cost of revenue in our digital segment decreased to $16.5 million for the six-month period ended June 30, 2019 from $22.0 million for the six-month period ended June 30, 2018, a decrease of $5.5 million, primarily due to the decrease in revenue in our digital segment and a strategic shift in our digital business designed to focus on generating revenue with lower associated costs to produce higher margins.

Operating expenses decreased to $85.9 million for the six-month period ended June 30, 2019 from $88.1 million for the six-month period ended June 30, 2018, a decrease of $2.2 million. The decrease was primarily due to the decrease in expenses associated with the decrease in revenue a decrease in salary expense, partially offset by an increase in severance expense in our digital segment and an increase in fees due to networks related to retransmission consent agreements in our television segment.

Corporate expenses increased to $13.4 million for the six-month period ended June 30, 2019 from $12.2 million for the six-month period ended June 30, 2018, an increase of $1.2 million. The increase was primarily due to an increase in audit fees that we incurred in connection with the audit of our 2018 financial statements.

Entravision Communications

Impairment charge related to our digital goodwill was $22.4 million for the six-month period ended June 30, 2019. The write-down was pursuant to Accounting Standards Codification (ASC) 350, Intangibles – Goodwill and Other, which requires that goodwill and certain intangible assets be tested for impairment at least annually, or more frequently if events or changes in circumstances indicate the assets might be impaired.

Our historical revenues have primarily been denominated in U.S. dollars, and the majority of our current revenues continue to be, and are expected to remain, denominated in U.S. dollars. However, our operating expenses are generally denominated in the currencies of the countries in which our operations are located, and we have operations in countries other than the U.S., primarily related to the Headway business. As a result, we have operating expense, attributable to foreign currency loss, that is primarily related to the operations related to the Headway business. We had foreign currency loss of $0.1 million for the six-month period ended June 30, 2019 compared to a foreign currency loss of $0.2 million for the six-month period ended June 30, 2018. Foreign currency loss was primarily due to currency fluctuations that affected our digital segment operations located outside the U.S., primarily related to our Headway business.

Entravision Communications

Segment Results

The following represents selected unaudited segment information:

	Three-Month Period			Six-Month Period
	Ended June 30,			Ended June 30,
	2019	2018	% Change	2019	2018	% Change
Net Revenue
Television	$38,071	$36,531	4%	$76,324	$71,022	7%
Radio	14,366	17,240	(17)%	26,321	31,343	(16)%
Digital	16,804	20,558	(18)%	31,276	38,802	(19)%
Total	$69,241	$74,329	(7)%	$133,921	$141,167	(5)%

Cost of Revenue - digital media (1)
Digital	$8,859	$11,384	(22)%	$16,501	$22,009	(25)%

Operating Expenses (1)
Television	20,791	20,589	1%	41,532	42,111	(1)%
Radio	13,924	15,437	(10)%	28,207	30,717	(8)%
Digital	8,485	7,764	9%	16,205	15,289	6%
Total	$43,200	$43,790	(1)%	$85,944	$88,117	(2)%

Corporate Expenses (1)	$6,501	$6,266	4%	$13,395	$12,241	9%

Consolidated adjusted EBITDA (1)	$12,579	$14,866	(15)%	$20,636	$21,803	(5)%

(1)	Cost of revenue, operating expenses, corporate expenses, and consolidated adjusted EBITDA are defined on page 1.

Entravision Communications Corporation will hold a conference call to discuss its 2019 second quarter results on August 6, 2019 at 5 p.m. Eastern Time. To access the conference call, please dial 412-317-5440 ten minutes prior to the start time. The call will be webcast live and archived for replay on the investor relations portion of the Company’s web site located at www.entravision.com.

Entravision Communications Corporation is a leading global media company that, through its television and radio segments, reaches and engages U.S. Hispanics across acculturation levels and media channels. Additionally, our digital segment, whose operations are located primarily in Spain, Mexico, and Argentina and other countries in Latin America, reaches a global market. The Company’s expansive portfolio encompasses integrated marketing and media solutions, comprised of television, radio, and digital properties and data analytics services. Entravision has 55 primary television stations and is the largest affiliate group of both the Univision and UniMás television networks. Entravision also owns and operates 49 primarily Spanish-language radio stations featuring nationally recognized talent, as well as the Entravision Audio Network and Entravision Solutions, a coast-to-coast national spot and network sales and marketing organization representing Entravision’s owned and operated, as well as its affiliate partner, radio stations. Entravision's Pulpo digital advertising unit is the #1-ranked online advertising platform in Hispanic reach according to comScore Media Metrix®, and Entravision's digital group also includes Headway, a leading provider of mobile, programmatic, data and performance digital marketing solutions primarily in the United States, Mexico and other markets in Latin America. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

# # #

(Financial Table Follows)

Entravision Communications

For more information, please contact:

Christopher T. Young	Mike Smargiassi/Brad Edwards
Chief Financial Officer	The Plunkett Group
Entravision Communications Corporation	212-739-6724
310-447-3870

Entravision Communications

Entravision Communications Corporation

Consolidated Balance Sheets

(In thousands; unaudited)

	June 30,	December 31,
	2019	2018

ASSETS
Current assets
Cash and cash equivalents	$52,631	$46,733
Marketable securities	113,349	132,424
Restricted cash	732	732
Trade receivables, net of allowance for doubtful accounts	69,841	79,308
Assets held for sale	1,179	1,179
Prepaid expenses and other current assets	12,558	10,672
Total current assets	250,290	271,048
Property and equipment, net	74,502	64,939
Intangible assets subject to amortization, net	19,442	22,598
Intangible assets not subject to amortization	254,598	254,598
Goodwill	51,857	74,292
Operating leases right of use asset	46,206	-
Other assets	2,684	2,934
Total assets	$699,579	$690,409

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$3,000	$3,000
Accounts payable and accrued expenses	46,198	51,034
Operating lease liabilities	11,420	-
Total current liabilities	60,618	54,034
Long-term debt, less current maturities, net of unamortized debt issuance costs	239,032	240,541
Long-term operating lease liabilities	41,091	-
Other long-term liabilities	7,516	16,418
Deferred income taxes	48,401	46,684
Total liabilities	396,658	357,677

Stockholders' equity
Class A common stock	6	6
Class B common stock	2	2
Class U common stock	1	1
Additional paid-in capital	846,345	862,299
Accumulated deficit	(543,019)	(528,164)
Accumulated other comprehensive income (loss)	(414)	(1,412)
Total stockholders' equity	302,921	332,732
Total liabilities and stockholders' equity	$699,579	$690,409

Entravision Communications

Entravision Communications Corporation

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2019	2018	2019	2018

Net revenue	$69,241	$74,329	$133,921	$141,167

Expenses:
Cost of revenue - digital media	8,859	11,384	16,501	22,009
Direct operating expenses	29,655	31,117	58,585	62,150
Selling, general and administrative expenses	13,545	12,673	27,359	25,967
Corporate expenses	6,501	6,266	13,395	12,241
Depreciation and amortization	4,306	4,019	8,222	7,958
Change in fair value contingent consideration	(2,735)	(913)	(2,376)	1,187
Impairment charge	22,368	-	22,368	-
Foreign currency (gain) loss	(82)	(17)	50	196
Other operating (gain) loss	(1,597)	(273)	(3,593)	(295)
	80,820	64,256	140,511	131,413
Operating income (loss)	(11,579)	10,073	(6,590)	9,754
Interest expense	(3,554)	(4,001)	(7,044)	(7,399)
Interest income	857	1,039	1,776	1,952
Dividend income	251	417	506	545
Income (loss) before income taxes	(14,025)	7,528	(11,352)	4,852
Income tax benefit (expense)	(2,252)	(2,652)	(3,345)	(1,721)

Income (loss) before equity in net income (loss) of nonconsolidated affiliate	(16,277)	4,876	(14,697)	3,131
Equity in net income (loss) of nonconsolidated affiliate, net of tax	(2)	(36)	(158)	(98)
Net income (loss)	$(16,279)	$4,840	$(14,855)	$3,033

Basic and diluted earnings per share:
Net income (loss) per share, basic and diluted	$(0.19)	$0.05	$(0.17)	$0.03

Cash dividends declared per common share	$0.05	$0.05	$0.10	$0.05

Weighted average common shares outstanding, basic	85,359,998	88,959,935	85,728,820	89,635,759
Weighted average common shares outstanding, diluted	85,359,998	90,021,949	85,728,820	90,805,086

Entravision Communications

Entravision Communications Corporation

Consolidated Statements of Cash Flows

(In thousands; unaudited)

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2019	2018	2019	2018

Cash flows from operating activities:
Net income (loss)	$(16,279)	$4,840	$(14,855)	$3,033
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,306	4,019	8,222	7,958
Impairment charge	22,368	—	22,368	—
Deferred income taxes	1,002	2,043	1,472	1,029
Non-cash interest	238	414	489	538
Amortization of syndication contracts	125	176	249	352
Payments on syndication contracts	(92)	(174)	(227)	(360)
Equity in net (income) loss of nonconsolidated affiliate	2	36	158	98
Non-cash stock-based compensation	835	1,176	1,635	2,425
(Gain) loss on disposal of property and equipment	75	—	161	—
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(4,038)	(1,873)	9,619	9,170
(Increase) decrease in prepaid expenses and other assets	1,811	(2,566)	2,680	(6,547)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(4,990)	5,197	(12,301)	(780)
Net cash provided by operating activities	5,363	13,288	19,670	16,916
Cash flows from investing activities:
Proceeds from sale of property and equipment and intangibles	—	33	—	33
Purchases of property and equipment	(7,910)	(2,680)	(13,982)	(5,710)
Purchases of intangible assets	—	—	—	(3,153)
Purchase of a businesses, net of cash acquired	—	(3,563)	—	(3,563)
Purchases of marketable securities	(1,160)	—	(1,160)	(159,403)
Proceeds from marketable securities	10,960	25,000	21,681	25,000
Purchases of investments	(100)	(35)	(300)	(35)
Net cash provided by (used in) investing activities	1,790	18,755	6,239	(146,831)
Cash flows from financing activities:
Proceeds from stock option exercises	—	106	—	106
Tax payments related to shares withheld for share-based compensation plans	—	(12)	(751)	(2,239)
Payments on long-term debt	(750)	(750)	(1,500)	(1,500)
Dividends paid	(4,269)	(4,442)	(8,540)	(8,960)
Repurchase of Class A common stock	(1,302)	(5,258)	(9,008)	(7,660)
Payment of contingent consideration	—	(2,015)	—	(2,015)
Payments of capitalized debt costs	(225)	—	(225)	—
Net cash used in financing activities	(6,546)	(12,371)	(20,024)	(22,268)
Effect of exchange rates on cash, cash equivalents and restricted cash	21	(4)	13	(10)
Net increase (decrease) in cash, cash equivalents and restricted cash	628	19,668	5,898	(152,193)
Cash, cash equivalents and restricted cash:
Beginning	52,735	89,993	47,465	261,854
Ending	$53,363	$109,661	$53,363	$109,661

Entravision Communications

Entravision Communications Corporation

Reconciliation of Consolidated Adjusted EBITDA to Cash Flows From Operating Activities

(In thousands; unaudited)

The most directly comparable GAAP financial measure is operating cash flow. A reconciliation of this non-GAAP measure to cash flows from operating activities for each of the periods presented is as follows:

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2019	2018	2019	2018

Consolidated adjusted EBITDA (1)	$12,579	$14,866	$20,636	$21,803

Interest expense	(3,554)	(4,001)	(7,044)	(7,399)
Interest income	857	1,039	1,776	1,952
Dividend income	251	417	506	545
Income tax expense	(2,252)	(2,652)	(3,345)	(1,721)
Equity in net loss of nonconsolidated affiliates	(2)	(36)	(158)	(98)
Amortization of syndication contracts	(125)	(176)	(249)	(352)
Payments on syndication contracts	92	174	227	360
Non-cash stock-based compensation included in direct operating expenses	(116)	(76)	(250)	(292)
Non-cash stock-based compensation included in corporate expenses	(719)	(1,100)	(1,385)	(2,133)
Depreciation and amortization	(4,306)	(4,019)	(8,222)	(7,958)
Change in fair value contingent consideration	2,735	913	2,376	(1,187)
Impairment charge	(22,368)	-	(22,368)
Non-recurring cash severance charge	(948)	(782)	(948)	(782)
Other operating gain (loss)	1,597	273	3,593	295
Net income (loss)	(16,279)	4,840	(14,855)	3,033

Depreciation and amortization	4,306	4,019	8,222	7,958
Impairment charge	22,368	-	22,368	-
Deferred income taxes	1,002	2,043	1,472	1,029
Non-cash interest	238	414	489	538
Amortization of syndication contracts	125	176	249	352
Payments on syndication contracts	(92)	(174)	(227)	(360)
Equity in net (income) loss of nonconsolidated affiliate	2	36	158	98
Non-cash stock-based compensation	835	1,176	1,635	2,425
(Gain) loss on disposal of property and equipment	75	-	161	-
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(4,038)	(1,873)	9,619	9,170
(Increase) decrease in prepaid expenses and other assets	1,811	(2,566)	2,680	(6,547)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(4,990)	5,197	(12,301)	(780)
Cash flows from operating activities	5,363	13,288	19,670	16,916

(1)	Consolidated adjusted EBITDA is defined on page 1.

Entravision Communications

Entravision Communications Corporation

Reconciliation of Free Cash Flow to Cash Flows From Operating Activities

(In thousands; unaudited)

The most directly comparable GAAP financial measure is operating cash flow. A reconciliation of this non-GAAP measure to cash flows from operating activities for each of the periods presented is as follows:

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2019	2018	2019	2018
Consolidated adjusted EBITDA (1)	$12,579	$14,866	$20,636	$21,803
Net interest expense (1)	(2,459)	(2,549)	(4,779)	(4,909)
Dividend income	251	417	506	545
Cash paid for income taxes	(1,250)	(608)	(1,873)	(692)
Capital expenditures (2)	(7,910)	(2,680)	(13,982)	(5,710)
Non-recurring cash severance charge	(948)	(782)	(948)	(782)
FCC Reimbursement	1,597	273	3,593	295
Free cash flow (1)	1,860	8,937	3,153	10,550

Capital expenditures (2)	7,910	2,680	13,982	5,710
Change in fair value of contingent consideration	2,735	913	2,376	(1,187)
(Gain) loss on disposal of property and equipment	75	-	161	-
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(4,038)	(1,873)	9,619	9,170
(Increase) decrease in prepaid expenses and other assets	1,811	(2,566)	2,680	(6,547)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(4,990)	5,197	(12,301)	(780)
Cash Flows From Operating Activities	$5,363	$13,288	$19,670	$16,916

(1)	Consolidated adjusted EBITDA, net interest expense, and free cash flow are defined on page 1.
(2)	Capital expenditures are not part of the consolidated statement of operations.